CARE MANAGEMENT SERVICES AGREEMENT

This **CARE MANAGEMENT SERVICES AGREEMENT** (the "Agreement") is made and entered into as of October 1, 2007 (the "Effective Date"), by and between **Enhanced Care Initiatives, Inc.**, a Connecticut corporation with a mailing address at Six Corporate Drive, Suite 420, Shelton, CT 06484 ("ECI"), and HealthSpring of Tennessee, Inc., a Tennessee corporation; and Texas HealthSpring, LLC, a Texas limited liability company herein and collectely referred to as "HealthSpring".

WHEREAS, ECI is engaged in the business of providing care management services (collectively, "Care Management Services"), to payors and providers of health care services, and desires to provide Care Management Services to HealthSpring and Enrollees who become Program Participants in accordance with the terms and conditions of this Agreement; and

WHEREAS, HealthSpring desires to arrange for Care Management Services for HealthSpring Enrollees who become Program Participants in order to improve the quality of treatment for its Program Participants and to promote the utilization of cost effective and quality services in connection therewith; and

WHEREAS, HealthSpring desires for ECI to begin providing Care Management Services to Program Participants as early as October 1, 2007 (the "Service Commencement Date"), and ECI is desires to provide the same, and to that end the two parties are willing to enter into a binding agreement for such services containing the material terms of their relationship with additional terms and conditions (the "Supplemental Terms and Conditions") to be agreed upon in good faith during the interim between the Effective Date and the Service Commencement Date;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree to the following:

1. DEFINITIONS.

Unless otherwise specifically provided, the terms used in this Agreement shall have the meanings set forth in Exhibit A attached hereto and incorporated herein.

2. COVENANTS OF ECI.

2.1 ECI shall provide or arrange for the provision of Care Management Services, as set forth in Exhibit B attached hereto and incorporated herein, to HealthSpring Enrollees who become Program Participants, and in coordination with the respective primary care and/or treating physicians of the Program Participants.

2.2 ECI shall provide HealthSpring with a quarterly report on its activities hereunder in a format mutually agreed upon within sixty (60) days of Effective Date.

2.3 ECI shall designate one or more appropriate representatives who will serve as a liaison to HealthSpring and who will be available during normal business hours to respond to inquiries from HealthSpring.

2.4 ECI agrees to adhere to the Performance Standards as set forth in Exhibit E to the Agreement. Both parties agree that these measures shall apply as of the Effective Date and shall apply throughout the duration of the Agreement unless modified by mutual agreement of the parties.

3. COVENANTS OF HEALTHSPRING.

3.1 HealthSpring shall provide to ECI no later than fifteen (15) days after the Effective Date the data identified in Exhibit C attached hereto and incorporated from which ECI will identify enrollees who would most likely benefit from participation in the Care Management Program. HealthSpring will also provide similar information to ECI, on a quarterly basis, in order to enable ECI to identify additional Program Participants. ECI shall meet with the HealthSpring designee to approve all enrollees in the program. ECI with HealthSpring shall timely advise such Program Participants and their primary care and/or treating physicians of the availability of the services described herein. HealthSpring shall use its best efforts to support ECI in the process of maintaining and increasing the number of such Program Participants who may benefit from the Care Management Programs.

3.2 HealthSpring shall provide such data to ECI on an ongoing basis during the term of this Agreement as ECI shall reasonably request in order to monitor the effectiveness of its Care Management Services.

3.3 HealthSpring shall designate one or more appropriate representatives of HealthSpring who will serve as a liaison to ECI and who will be available during normal business hours to respond to inquiries from ECI.

4. PAYMENTS TO ECI.

4.1 In consideration of the services rendered by ECI under this Agreement, HealthSpring shall pay to ECI Three Hundred Dollars ($300) for each Program Participant during any particular month.

5. TERM AND TERMINATION.

5.1 Effective Date; Term; Commencement Dates. The Agreement shall be effective as of the Effective Date, and, unless sooner terminated in accordance with Section 5.2 below, shall expire on September 1, 2012 or such later date as the parties may establish by mutual agreement (the "Termination Date").

5.2 Early Termination Provisions. This Agreement may be terminated prior to the Termination Date as follows: (a) by mutual written consent of the parties; (b) by ECI in the event of nonpayment of the fees provided for herein; or (c) by HealthSpring in the event of failure of ECI to provide the services it is obligated to provide hereunder; or (d) by either ECI or HealthSpring in the event of a Material Breach (as defined below) by the other party, after reasonable notice and opportunity to cure; or (e) without cause by either party upon not less than ninety (90) days advance written notice. For purposes of this Agreement, the term "Material Breach" shall mean a substantial and significant breach of an essential term of the Agreement, not caused by or contributed to by the aggrieved party, that adversely impacts the aggrieved party.

5.3 Extension of Services. If the Care Management Program achieves its goal of reducing the incidence of hospitalization of HealthSpring Enrollees who are chronically-ill through proactive care management, then the parties shall negotiate in good faith an extension of the Care Management Program to HealthSpring affiliates in other states.

6. GENERAL PROVISIONS.

6.1 The General Provisions set forth in Exhibit D are hereby incorporated by reference.

IN WITNESS WHEREOF, by placing their duly authorized signatures below, the parties hereby execute this Agreement as of the Effective Date and agree to be bound by its terms.

ENHANCED CARE INITIATIVES, INC.

By ______________________
Name: David Chess
Title: CEO
Date: 10/2/07

HEALTHSPRING OF TENNESSEE, INC

By ______________________
Name: M. Shawn Morris
Title: President
Date: 10/12/2007

TEXAS HEALTHSPRING, LLC

By ______________________
Name: Jay L. Hurt
Title: COO
10/17/2007

EXHIBIT A

DEFINITIONS

"Affiliate" is any person, including a corporate entity, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with HealthSpring.

"Benefit Program/Plan." HealthSpring's or an Affiliate's performance of its obligations to provide, arrange or administer health care, provider networks, administrative or other related services pursuant to a written Agreement between a public or private employer, government agency, or other entity and HealthSpring.

"Care Management Program" shall mean the program maintained by ECI pursuant to which ECI provides Care Management Services.

"Care Management Services" shall mean a nurse-based program of care managed designed to promote the health of the patient while reducing the associated costs of treatment by focusing of active management of preventive health measures that will result in less frequent hospitalizations.

"CMS." The Centers for Medicare and Medicaid Services, an administrative agency of the United States government responsible for administering the Medicare Advantage Program.

"CMS Contract" means the contract between HealthSpring and CMS and pursuant to 42 C.F.R. § 422.503.

"Confidential Information" of ECI shall mean information relating to any aspect of the business of ECI that is proprietary to ECI, or regarded as such by ECI, or which is not generally known to persons not employed by ECI, including, but not limited to the ECI Training Manual, the Patient Information System, and the Predictive Modeling Program referred to in Exhibit B-1, as well as any information relating to the financial performance of ECI, information concerning any other clients of ECI, or the existing or proposed future projects or prospects, business strategies, or prospects of ECI. The term "Confidential Information" shall not include: (i) any information that is publicly known at the time of the disclosure, or (ii) becomes publicly known after disclosure other than through a breach by HealthSpring.

"Program Participants" means those persons who are HealthSpring Enrollees and who are identified by ECI and HealthSpring as individuals admitted into the Care Management Program. A HealthSpring Enrollee is considered to be admitted into the Care Management Program, and therefore a Program Participant, upon completion of the enrollment visit.

"HealthSpring Enrollee" or "Member" shall mean an individual, during the relevant period, who is enrolled in any Benefit Plan with which the HealthSpring affiliates have contracted to provide medical services.

EXHIBIT B

CARE MANAGEMENT SERVICES

The Care Management Services provided by ECI is a nurse-based program that supports the services provided by health care providers with individual Care Management for chronically ill patients. The objective of the program is to reduce the incidence of hospitalization among patients with some combination of congestive heart failure, diabetes, respiratory disease, or other illnesses, through individual monitoring, behavioral modification and preventive health measures.

ECI nursing personnel receive special training in accordance with the confidential and proprietary training materials contained in the ECI Professional Training Manual. ECI will staff the Care Management Program with one full-time equivalent for each one hundred (100) Program Participants, plus a number of support staff both within the community and at the ECI central office.

The Care Management Services also include weekly exercise/recreational group sessions during which the Care Management Nurse will be assisted by physical therapists, athletic trainers, nursing assistants and/or other staff.

Program Participants will be selected for participation in the Care Management Program based upon criteria assessed using the confidential and proprietary Predictive Modeling Program developed by ECI and approved by HealthSpring.

Nurse Practitioners and/or Physicians will assess each Program Participant's overall health status and ensure that appropriate ICD-9 coding is submitted to HealthSpring in accordance with the Performance Standards in Exhibit E.

Care Management Program –
where services are delivered in the home and community centers

- Care oversight: filling in the gaps between what the MD prescribes and the patient does, improving compliance
- Connecting care: we visit the doctor with the patient.
- Disease-specific exercise prescriptions: working in collaboration with the patient's physician and physical therapist
- Home safety programs
- Close collaboration with the family and caregivers
- Health and Disease-specific education for patient and caregiver
- 24 /7 Caregiver Support Program
- Initiating Health Monitoring systems (Medi-monitor – an electronic medication monitoring and prompting device, scales, etc.)
- Safe use of Medications
- Pharmacist medication review
- Medical Director oversight
- Monitoring adherence to established care guidelines
- Communicating and coordinating care issues with providers
- Community patient wellness program – weekly community based meetings – decreasing isolation and depression.
- Advanced Directives education
- Nurse practitioners and/or physicians that assess Program Participants and assure accuracy of ICD 9 capture and submission to HealthSpring

Care Management Functions

- True and trusted patient advocacy - best able to assist with appropriate care coordination and use of resources
- Able to advocate for the patient in the ER, Hospital, Skilled Nursing Facility or Rehabilitation Facility

- Maximizing appropriate use of community resources and limiting unnecessary institutional care

EXHIBIT C

DATA TO BE SUPPLIED BY HEALTHSPRING

Within fifteen (15) days after the Effective Date, HealthSpring shall deliver to ECI member enrollment and claims data, in an electronic format, for all HealthSpring Patients for the three-year period beginning on
September 1, 2004. The data will be provided consistent with the "***ECI Client Data Specifications v8c – 06 April, 2007***" and "***ECI Provider Data Requirements - v5-02-07***".

EXHIBIT D

GENERAL PROVISIONS

1. Independent Relationship. Notwithstanding any other provisions hereof, in the performance of their obligations of this Agreement, each part is at all times acting and performing as an independent contractor with respect to the other party, and no party shall have or exercise any control or direction over the method by which the other party shall perform such work or render or perform such services and functions. It is further expressly agreed that no work, act, commission or omission of either party (or any of its agents, servants or employees) pursuant to the terms and conditions of this Agreement, shall be construed to make or render such party (or any of its agents, servants or employees) an agent, servant, representative or employee of, or joint venture with, such other party.

2. Business Confidentiality. Both ECI and HealthSpring acknowledge and agree that during the course of the performance of the parties' respective obligations under this Agreement, each party may make available to the other party Confidential Information (as defined in Exhibit A) that is of value to the party disclosing the information. Each party agrees to maintain the confidentiality of the Confidential Information of the other party and not to disclose or disseminate such Confidential Information to third parties. The party receiving Confidential Information agrees to use the same standard of care in maintaining the confidentiality of the Confidential Information as it uses to avoid disclosure of its most sensitive Confidential Information. Nothing in this section shall preclude a party from disclosing Confidential Information to the extent that the disclosure thereof is required by law. Upon termination of this Agreement, the parties shall destroy or return all Confidential Information of the other and shall not use any Confidential Information of the other in its business. In the event that a party is required to disclose Confidential Information in response to legal process, the party against whom disclosure is sought shall immediately notify the other party and cooperate with the other party in connection with obtaining a protective order. In the event of a breach or threatened breach by either party of the provisions of this Section 6.1, the other party shall be entitled to seek an injunction restraining the breaching party from the conduct causing such a breach or threatened breach. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available to that party for such breach or threatened breach, including the recovery of damages from the breaching party.

3. Protected Health Information. ECI and HealthSpring agree that all individually identifiable health-related information or Protected Health Information (as defined by HIPAA) shall be used and disclosed only as permitted by applicable state and federal laws, including without limitation the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder ("HIPAA") after compliance with the HIPAA privacy rules becomes mandatory for HealthSpring (the "Privacy Compliance Date"). ECI and HealthSpring shall also adopt and maintain procedures consistent with applicable law to safeguard the security and confidentiality of Protected Health Information. HealthSpring shall ensure that all necessary or required consents or authorizations are obtained from, and all necessary or required notices are sent to, Members regarding the use

and disclosure of Protected Health Information as may be necessary, in light of applicable state and federal laws, for both parties to fulfill their obligations under this Agreement.

4. Access to Records. Until the expiration of six (6) years after the furnishing of services pursuant to this Agreement, ECI shall make available, upon written request, to HealthSpring or the Secretary of the Department of Health and Human Services, or upon request, to the Comptroller General, or to any of their duly authorized representatives, this Agreement and books, documents and records of ECI that are reasonably necessary to certify the nature and extent of costs incurred with respect to any services furnished for which payments may be made under the Medicare or Medicaid programs.

5. Dispute Resolution. Any controversy or claim which cannot be so resolved shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

6. Amendment. This Agreement may be amended at any time during the term of the Agreement by mutual consent in writing of duly authorized representatives of the parties; provided, however, that any change (including any addition and/or deletion) to any provision or provisions of this Agreement that is required by duly enacted federal or state legislation, or by a regulation or rule finally issued by a regulatory agency pursuant to such legislation, rule or regulation will be deemed to be part of this Agreement without further action required to be taken by either party to amend this Agreement to effect such change or changes, for as long as such legislation, regulation or rule is in effect, provided that, without limiting the effect of the foregoing, if such amendment adversely affects either party, the parties agree to renegotiate the affected portion of the Agreement in a good faith effort to remedy the adverse effect or either party may submit the matter to arbitration in accordance with Section 9.

7. Applicable Law. The validity of this Agreement and of any of its terms and provisions, as well as the rights and duties of the parties hereunder, shall be interpreted and enforced pursuant to and in accordance with the laws of the State of Tennessee.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their successors in interest and their permitted assigns.

9. Enforceability. In the event any provision of this Agreement is rendered invalid or unenforceable by a federal or state legislative action or judicial decision, the remainder of the provisions of this Agreement shall remain in full force and effect, unless the invalidated or unenforceable provision is material to overall intent, in which case either party may submit the matter to binding arbitration in accordance with Section 9.

10. Entire Agreement. This Agreement, which shall be deemed to include all attachments, amendments, exhibits, addenda and schedules, and the Supplemental Terms and Conditions, contains the entire agreement between the parties. Any prior agreements, promises,

negotiations or representations, either oral or written, relating to the subject matter of this Agreement and not expressly set forth in this Agreement are of no force or effect.

11. Headings. The headings of sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement.

12. Limitations on Liability. Although this Agreement contemplates services for Program Participants, the parties reserve the right to amend or terminate this Agreement without notice to, or consent of, any Program Participant. No persons or entities other than HealthSpring and ECI are intended to be, or are in fact, beneficiaries of this Agreement; and its existence shall not in any respect whatsoever increase the rights of any Member or other third party, or create any rights on behalf of any Program Participant or other third party vis-a-vis either of the parties.

13. Corporate Authority. HealthSpring represents and warrants to ECI that it has the corporate power and corporate authority to execute this Agreement, and that this Agreement, when executed, will be a valid and binding obligation of HealthSpring, enforceable in accordance with its terms. ECI represents and warrants to HealthSpring that it has the requisite corporate power and corporate authority to execute this Agreement and that this Agreement, when executed, will be a valid and binding obligation of ECI, enforceable in accordance with its terms.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together comprise one and the same instrument.

15. Attorneys' Fees; Enforcement Costs. If any arbitration or other permitted legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, court costs and other reasonable expenses incurred in connection with maintaining or defending such action or proceeding, as the case may be, including any such attorneys' fees, costs or expenses incurred on appeal, in addition to any other relief to which such party or parties may be entitled.

16. Duty to Cooperate. The parties acknowledge that the parties' mutual cooperation is critical to the success of the Care Management Programs hereunder and each agree to cooperate fully with the other party in implementing, administering and performing under this Agreement.

17. Waiver of Breach. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party.

18. Force Majeure. Either party shall be excused from the performance of any of its obligations hereunder and such party's nonperformance shall not be a default or grounds for

termination of this Agreement to the extent that such party is prevented, hindered or delayed from performing any of its obligations, in whole or in part, as a result of delays caused by an act of God, war, terrorism, civil disturbance, court order, regulatory order, labor dispute or other cause beyond that party's control.

19. Notices. Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing, postage prepaid, and shall be sent (by certified or registered mail, return receipt requested, or by federal express or other overnight mail delivery for which evidence of delivery is obtained by the sender), to the address set forth above below unless the sender has been otherwise instructed in writing or unless otherwise provided by law. The notice shall be deemed to be effective on the date indicated on the return receipt or, if no date is so indicated, then on the date of the notice.

EXHIBIT E

PERFORMANCE STANDARDS

ECI agrees to put twenty-five percent (25%) of its fees at risk. Outcomes will be measured by HealthSpring on a 6 month basis from the date of initiation of program, patient first seen, on a continuous basis. Outcomes will be reported 45 days after the close of the 6 month period. If the outcomes are not available for reason attributable to HealthSpring then ECI will automatically be credited with the 25% or that part of the 25% achieved or that was reasonably expected to be measured within that time frame.

The Performance standard is composed of 4 measurable parameters, each of which contributes to 6.25% of the 25% of fees at risk.

1. Patient Satisfaction surveys: 85% of patients who return a survey created and mailed by HealthSpring and reviewed by ECI must rate the Easy Care program as Satisfactory or better. This is an annual survey and will only apply to the 6 month period during which it was obtained. On the alternating 6 month period, ECI will be provisionally granted the 6.25% risk pool related to this measure, with reconciliation for entire 12 month period to be performed during the subsequent 6 month evaluation.

2. ECI will be held to performance measures and standards related to risk adjustment data for all members enrolled into the program. The performance measures and standards will be evaluated every six months for the following;

    1.) Demonstration of use of current ICD-9 diagnosis coding reference materials.
    2.) All conditions coded to the highest specificity that is applicable to the patient's history and present illness, with sufficient documentation to support the coding as demonstrated in at least ninety-five percent (95%) of submitted risk assessments.
    3.) The frequency of the visits conducted.
    4.) Percentage of membership completed.

    ECI will make best efforts to ensure all members have the enrollment visit within 60 days of approval for enrollment into the ECI program. The enrollment visit will be turned into HealthSpring no later than 45 days from the date of enrollment visit.

    ECI will make best efforts to ensure that all members have a risk assessment performed by a nurse practitioner during each calendar year. ECI will ensure that a pro rata share of the members enrolled at the beginning of the calendar year have the annual risk assessment performed each month, such that, as an example,

by the conclusion of the month of June, 50% of the members enrolled at the beginning of the calendar year have had the annual risk assessment performed.

ECI will make best efforts to ensure that all members initially enrolled during the current calendar year have a risk assessment performed no later than 90 days from the date of enrollment visit. In the event that the 90 day period for performing the risk assessment on a particular member cross over calendar years, ECI will ensure that the risk assessment is performed prior to December 31st of the year in which the member was enrolled. For those members enrolled December 1st or later, ECI will make best efforts to perform the risk assessment prior to December 31st.

ECI will submit completed risk assessments to HealthSpring within 30 days of the date of the risk assessment.

The data elements of the assessment will include;

1.) Evaluation and Management components;
   a. Chief Complaint
   b. History of Present illness
   c. Review of Systems
   d. Patient's current medical history
   e. Patient's past medical history
   f. Physical exam
   g. Final Assessment and plan of care

2.) Member's co-morbid conditions are to be documented to the highest specificity within the documentation and ;
3.) Accurate ICD-9 Coding assigned, and;
4.) The required data elements for submission of a risk assessment by HealthSpring to CMS in a mutually agreed upon format.
   a. All compliance requirements must be met for a completed risk assessment

ECI will produce the above criteria into a document format that is acceptable by Centers of Medicare & Medicaid Services (CMS). The standard form of documentation is outlined in the 1997 Evaluation & Management documentation guidelines.

ECI will submit the required data elements for submission of a risk assessment by HealthSpring to CMS, the progress note, and, as applicable to the Program Participants of Texas HealthSpring, encounter data that includes date of risk assessment to HealthSpring on a monthly basis.

3. Hospitalization avoidance: ECI will decrease hospitalizations by twenty-five percent (25%) from baseline of patients enrolled in Easy Care. The baseline for said patients

remains the enrollment year.

4. ER avoidance: ECI will decrease ER visits by twenty percent (20%) from base line of patients enrolled in Easy Care. The baseline for said patients remains the enrollment year.

The baseline for points 3 and 4 above is the year prior to enrollment in the Easy Care program. This baseline will remain the comparison year for subsequent years of enrollment in the Easy Care program.

HealthSpring and ECI also have a mutual understanding that they will enter into discussions on the potential for additional payments to ECI based on performance on predefined clinical outcome measures. These discussions will commence no later than March 1, 2008

EXHIBIT F

MEDICARE ADVANTAGE
TERMS AND CONDITIONS OF PARTICIPATION

This exhibit may be updated and amended at any time, unilaterally, by HealthSpring in order to comply with any local, state or federal governmental laws, rules or regulations. ECI will be notified regarding these changes as soon as practicable after changes have been announced.

1. **Records and Recordkeeping.** ECI warrants that it prepares and maintains and will prepare and maintain all medical records required by law. ECI shall maintain such records for at least ten (10) years after the rendering of Care Management Services (records of a minor child shall be kept for at least one (1) year after the minor has reached the age of eighteen (18), but in no event less than ten (10) years). Additionally, ECI shall maintain such financial, administrative and other records as may be necessary for compliance by HealthSpring or an Affiliate with all applicable local, state, and federal laws, rules and regulations. [42 C.F.R. § 422.504(e)(4), (h), (i)(2), and (i)(4)(v).]

2. **Provision of Services.** ECI agrees to provide Care Management Services in a manner consistent with professionally recognized standards of health care. ECI agrees further to (a) provide Care Management Services in a culturally competent manner to all Members by making a particular effort to ensure that those with limited English proficiency or reading skills, diverse cultural and ethnic backgrounds, and physical or mental disabilities receive the health care to which they are entitled; (b) provide Members information regarding treatment options in a culturally competent manner, including the option of no treatment; and (c) ensure that Members with disabilities have effective communications with representatives of ECI in making decisions regarding treatment options. [42 C.F.R. § 422.205.]

3. **Discrimination Prohibited.** ECI shall not deny, limit, or condition the furnishing of Care Management Services to a Member on the basis of any factor that is related to health status, including, but not limited to the following: (a) medical condition, including mental as well as physical illness; (b) claims experience; (c) receipt of health care; (d) medical history; (e) genetic information; (f) evidence of insurability, including conditions arising out of acts of domestic violence; or (g) disability. [42 C.F.R. § 422.110(a).]

4. **Reporting Requirements.** ECI agrees to provide all documents and information necessary for HealthSpring to comply with HealthSpring's requirements for submitting information required by the contract between HealthSpring and CMS and pursuant to 42 C.F.R. § 422.503 (the "CMS Contract"), as determined in the sole discretion of HealthSpring. ECI further agrees, if applicable, as a condition to receiving payment under this Agreement, to provide certification to the best of ECI's knowledge, information, and belief, the accuracy, completeness, and truthfulness of the encounter data ECI submits to HealthSpring under this Section and in accordance with the

provisions of 42 C.F.R. § 422.504(l), as may be amended from time to time. [42 C.F.R. § 422.504(a)(8); 42 C.F.R. § 422.504(l)(2) & (3).]

5. **Accountability**. HealthSpring and ECI hereby acknowledge and agree that HealthSpring shall oversee and be accountable to CMS for any functions or responsibilities under the Medicare Advantage Program. ECI agrees to cooperate with HealthSpring as part of the program integrity requirements under the Medicare Advantage Program. [42 C.F.R. § 422.504(i)(4)(iii).]

6. **Excluded Providers.** ECI acknowledges that HealthSpring is prohibited from employing or contracting with an individual who is excluded from participation in the Medicare program (or with an entity that employs or contracts with such an individual) for the provision of any of the following: (a) health care; (b) utilization review; (c) medical social work; or (d) administrative services. ECI agrees to immediately notify HealthSpring in the event ECI or any of ECI's employees or contractors, is excluded from participation in the Medicare program or any administrative or regulatory proceedings is initiated that could lead to the exclusion of ECI or any of ECI's employees or contractors from the Medicare program. In such event, HealthSpring may immediately terminate this Agreement. ECI hereby agrees to indemnify and hold HealthSpring harmless for any loss, cost, or liability incurred by HealthSpring as a result of the exclusion of ECI or any of ECI's employees or contractors. This indemnity shall not be construed to limit HealthSpring's rights, if any, to common law indemnity. [42 C.F.R. § 422.752(a)(8).]

7. **Marketing**. ECI acknowledges and agrees that all marketing activities related a Benefit Program must conform to the requirements of the Medicare Advantage Program, codified at 42 C.F.R. § 422.80, as amended from time to time. ECI agrees not to engage in any such marketing activities, directly or indirectly, without first obtaining HealthSpring and CMS approval. [42 C.F.R. § 422.80.]

8. **Prohibition on Removal of Assigned Members.** ECI shall not request, demand, require or otherwise seek, directly or indirectly, the termination from the Medicare Advantage Program of any Member based upon the Member's need for or utilization of medically required services, or in order to gain financially or otherwise from such termination. ECI may request that HealthSpring terminate coverage of a Member for reasons of fraud, disruption of medical services, or failure to follow a physician's orders, or for any of the reasons for mandatory disenrollment specified by CMS. However, ECI agrees that HealthSpring shall have sole and ultimate authority to terminate a Member's coverage, and to notify the Member of his/her termination. ECI understands that any requested termination is subject to prior approval by CMS. [42 C.F.R. § 422.74.]

9. **Access to Records.** ECI hereby agrees to the following: the Department of Health and Human Services ("DHHS"), the Comptroller General, or their designee may evaluate, through inspection or other means: (a) the quality, appropriateness, and timeliness of services furnished to Members; and (b) the facility where services are provided. ECI

further agrees that DHHS, the Comptroller General, or their designees may audit, evaluate, or inspect any books, contracts, medical records, patient care documentation, and other records of ECI (or its assignee) that pertain to any aspect of services performed, reconciliation of benefit liabilities, and determination of amounts payable under CMS Contract, or as the Secretary of the DHHS may deem necessary to enforce the CMS Contract. ECI agrees to make available, for the purposes specified in this Section, their premises, physical facilities and equipment, records relating to Members, and any additional relevant information that CMS may require. ECI further agrees that DHHS, the Comptroller General, or their designee's right to inspect, evaluate, and audit extends through ten (10) years from the final date of the contract period of CMS Contract or completion of any audit, whichever is later. [42 C.F.R. § 422.504(d).]

10. **Confidentiality of Records.** For any medical records or other information ECI maintains with respect to Members, ECI must establish procedures to: (a) safeguard the privacy of any information that identifies a Member; (b) release information from, or copies of, records only to authorized individuals; (c) ensure that unauthorized individuals cannot gain access to or alter Member records; (d) release original medical records only in accordance with Federal and State laws, court orders, or subpoenas; (e) maintain the records and information in an accurate and timely manner; (f) ensure timely access by Members to the records and information that pertain to them; and (g) abide by all state and federal laws regarding confidentiality and disclosure for mental health records, medical records, other health information and Member information. [42 C.F.R. § 422.118.]

11. **Exchange of Information.** ECI shall maintain each Member medical record in accordance with standards established by HealthSpring and shall cooperate with HealthSpring to ensure that there is appropriate and confidential exchange of information and in a manner that ensures continuity of care. [42 C.F.R. § 422.112(b).]

12. **Services Furnished Under a Private Contract.** ECI shall not be entitled to payment from HealthSpring for Care Management Services (other than Emergency Services or Urgently Needed Services (as defined in 42 C.F.R. § 422.113(b))) by a physician or other practitioner, including an employee or subcontractor, who has filed with the Medicare carrier an affidavit promising to furnish Medicare covered services to Medicare beneficiaries only through private contracts under section 1802(b) of the Social Security Act with the beneficiaries. [42 C.F.R. § 422.220.]

13. **Prompt Payment.** HealthSpring agrees to comply with the prompt payment provisions set forth in this Agreement. [42 C.F.R. § 422.520(b).]

14. **Hold Harmless.** ECI shall accept as payment in full for Care Management Services provided to Members the compensation specified in this Agreement. ECI agrees that in no event, including, but not limited to nonpayment by HealthSpring, HealthSpring's insolvency, or breach of this Agreement shall ECI bill, charge, collect a deposit from, or seek compensation, remuneration, or reimbursement from, or have any recourse against

Members or persons other than HealthSpring acting on Member's behalf for services provided under this Agreement. This provision shall not prohibit ECI from collecting from Members any applicable co-payments or fees for non-covered services delivered to a Member (so long as Member has been appropriately informed that services provided are non-covered services). With respect to Care Management Services furnished prior to the termination of this Agreement, this section shall survive the termination of this Agreement (regardless of the reason for termination, including insolvency of HealthSpring), shall be construed to be for the benefit of Members, and supersedes any oral or written contrary agreement now existing or later entered into during the term of this Agreement between ECI and a Member or persons acting on a Member's behalf. ECI acknowledges that in the event of HealthSpring's insolvency or other cessation of operations, benefits to Members will continue through the period for which payment from CMS to HealthSpring has been paid, and benefits of Members who are inpatients in a facility on the date of insolvency or other cessation of operations will continue until their discharge. No changes in the insolvency protection or continuation of benefits provisions under this Section shall be made without prior written approval of CMS, if applicable. [42 C.F.R. § 422.504(g)(1)(i) & (i)(3)(i).]

15. **Provider Protection.** HealthSpring shall not terminate this Agreement or otherwise retaliate against ECI solely because ECI, acting on behalf of a Member, filed a complaint against HealthSpring with any local, state or federal governmental agency regulating HealthSpring, which complaint has a reasonable basis or appealed any decision made by HealthSpring pursuant to any HealthSpring appeals procedure or initiated other administrative or legal action to protect its interests. HealthSpring and ECI agree that nothing contained within this Agreement is intended to interfere with or hinder communications between Providers and Members regarding patient care and treatment.

16. **Quality Improvement Program.** ECI agrees to comply with HealthSpring's Quality Improvement (QI) Program and the provisions of this Agreement. [42 C.F.R. § 422.202(b)]. ECI acknowledges that HealthSpring is required under the Medicare Advantage Program to have an agreement with an independent quality review and improvement organization approved by CMS to perform an external review of HealthSpring's QI Program. ECI agrees to comply with the activities of HealthSpring's independent quality review and improvement organization in accordance with the applicable Medicare Advantage Program requirements, including, without limitation, (a) allocating adequate space at ECI's facilities for use of the review organization whenever it is conducting review activities; and (b) providing all pertinent data, including without limitation, patient care data, at the time the review organization needs the data to carry out the review and make its determination. [42 C.F.R. § 422.152].

17. **Policies and Procedures.** ECI agrees to comply with HealthSpring's policies and procedures including without limitation written standards for the following: (a) timeliness of access to care and member services; (b) policies and procedures that allow for individual medical necessity determinations (e.g., coverage rules, practice guidelines,

payment policies); and (c) provider consideration of Member input into the provider's proposed treatment plan. [42 C.F.R. § 422.112.]

18. **Member Grievance and Appeals Procedures.** ECI agrees to comply with HealthSpring's procedures for Member grievances, organization determinations, and Member appeals set forth in the Benefit Program Requirements for Benefit Programs under the Medicare Advantage Program, as described in 42 C.F.R. § 422.562, and others, as applicable.

19. **Compliance with Law.** HealthSpring and ECI must comply with all applicable Medicare laws, regulations, and CMS instructions. [42 C.F.R. § 422.504(i)(4)(v).]